Execution Copy

FORM OF ASSET PURCHASE AGREEMENT

by and among

GRAND RIVER NAVIGATION COMPANY, INC., as Purchaser,

and

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Seller,

Dated as of December 1, 2011

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November __, 2011, is made by and among Grand River Navigation Company, Inc., a corporation formed under the laws of Delaware (“Purchaser”), and U.S. Bank National Association, not in its individual capacity but solely in its capacity as Trustee for the Trust (defined below) (“Seller”).

RECITALS

WHEREAS, Seller is trustee of the GTC Connecticut Statutory Trust (“Trust”);

WHEREAS, pursuant to that certain (i) Second Amended and Restated Trust Agreement (GTC Connecticut Statutory Trust) dated as of December 28, 2007 (as modified, amended and/or supplemented, the “Trust Agreement”), by and between General Electric Capital Corporation (“GECC”), as owner participant, each of GATX and The CIT Group/Equipment Financing, Inc., a Delaware corporation (“CIT”), as additional owner participant, and Seller, as trustee, and (ii) Agreement to Acquire and Charter dated as of December 21, 2001 (as modified, amended and/or supplemented, the “Lease Back Agreement”), by and among the Trust, as shipowner, GECC, as owner participant, U.S. United Ocean Services, LLC (“USUOS”), as seller and charterer (“Charterer”), and United Maritime Group LLC (f/k/a TECO Transport Corporation), as successor guarantor ("UMG"), the Trust owns the Vessel (as hereinafter defined), and GATX is the beneficial owner of the Vessel;

WHEREAS, under the Trust Agreement, GATX has exclusive and discretionary authority to direct Seller to dispose of the Vessel as GATX determines in its sole discretion;

WHEREAS, Seller chartered the Vessels to USUOS pursuant to the Lease Back Agreement and that certain demise charter agreement dated December 21, 2001, as modified and amended, by and between Seller, not in its individual capacity but solely as trustee, as Shipowner, and Charterer, as charterer (“Demise Charter”);

WHEREAS, pursuant to that certain Early Termination and Option Agreement dated July 27, 2011 (the “Early Termination Agreement”), by and between Seller, as Trustee, GATX, as beneficial owner, UMG, as guarantor, and USUOS, as Charterer, USUOS has delivered a "Demise Charter Partial Termination and Option Exercise Notice" to Seller, electing to terminate the Demise Charter solely with respect to certain vessels, such termination to be effective simultaneous with the consummation of the transactions contemplated by this Asset Purchase Agreement;

WHEREAS, Seller now desires to sell, transfer and assign the Vessel to Purchaser and Purchaser desires to purchase the Vessel, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

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ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1.                           Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For purposes of this definition, the term “control” means the power to direct or cause the direction of the management of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agreed Amount” has the meaning set forth in Section 8.9(c).

“Ancillary Agreements” means the other agreements, documents and certificates to be executed and delivered in connection with the transactions contemplated hereby.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks in New York, New York are authorized or required by Law to be closed.

“CIT” has the meaning set forth in the Preamble.

“Claimed Amount” has the meaning set forth in Section 8.9(c).

“Claim Notice” has the meaning set forth in Section 7.5(a).

“Closing” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 3.2.

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein.

“Damages” means any and all damages, losses, liabilities, costs and expenses (including expenses of investigation and reasonable fees and expenses of counsel and other professionals) paid or payable by an Indemnified Party.

“Demise Charter” has the meaning set forth in the Preamble.

“Early Termination Agreement” has the meaning set forth in the Preamble.

“GATX” has the meaning set forth in the Preamble.

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“GECC” has the meaning set forth in the Preamble.

“General Enforceability Exceptions” means (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Governmental Authority” means any foreign, federal, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission, self-regulatory organization, or any court, tribunal or judicial or arbitral body.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means a party that is required to indemnify any Indemnified Party pursuant to Article VII.

“Law” means any applicable law (statutory, common or otherwise), rule or regulation of any Governmental Authority and any award in any arbitration proceeding.

“Lease Back Agreement” has the meaning set forth in the Preamble.

“Leased Equipment” means all radio and communication and other equipment leased by USUOS in connection with the Vessel, including but not limited to the equipment listed on Schedule A.

“Liabilities” means any and all liabilities, debts, obligations and commitments of any nature whatsoever, whether known or unknown, accrued or fixed, absolute or contingent, or matured or unmatured, including those arising under any Law, License, Order, Action or contract.

“License” means any license, permit, consent, approval, certification or other authorization of any Governmental Authority.

“Lien” means, with respect to any asset or property, any lien, mortgage, pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset or property.

“Order” means any order, injunction, judgment, award, decree or ruling of any Governmental Authority.

“Other Vessel” means the ocean freight barge “Peggy Palmer” (O.N. 641530) together with all machinery, engines, instruments, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment (other than personal computers and company-specific data, Leased Equipment and personal gear, which USUOS shall remove from the Vessel prior to Closing Date), inventory, stores, spare parts and all other appurtenances used in or relating to the Vessel, whether or not on board, and fuel, lubricant and bunkers on board the Vessel.

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“Permit” means any license, permit, registration, franchise, variance, exemption, Order approval, authorization, consent, certificate, certificate of authority, American Bureau of Shipping certificate, Coast Guard certificate, qualification, order or similar document or authority required, issued or granted by any Governmental Authority.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or Governmental Authority.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” means (i) Purchaser, (ii) its Affiliates, (iii) their respective directors, officers, employees and agents, and (iv) their respective heirs, executors, successors and permitted assigns.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” means (i) Seller, as Trust, as Trustee and in its individual capacity, (ii) its officers and directors, and (iii) their respective heirs, executors, successors and permitted assigns.

“Seller Liens” means Liens arising solely as the result of GATX’s or Seller’s acts or omissions (other than acts or omissions for which Seller or GATX is indemnified pursuant to the Trust Agreement, Lease Back Agreement or Demise Charter) or of claims or demands against GATX or Seller unrelated to (i) Seller’s ownership of the Vessel, (ii) the administration of the Trust Agreement, or (iii) the transactions contemplated by the Lease Back Agreement, the Demise Charter or the Trust Agreement.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means (i) all foreign, federal, state, provincial and local taxes, duties or assessments of any nature whatsoever, including all income, profits, franchise, gross receipts, net receipts, capital stock, recording, stamp, document, transfer, severance, payroll, employment, unemployment, social security, disability, sales, use, property, withholding, excise, value-added, ad valorem, occupancy, insurance premium, surplus lines insurance, and other taxes, together with all interest, penalties, service fees and additions imposed by any Governmental Authority with respect to such amounts; and (ii) any liability for the payment of any Tax (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, (B) as a result of any obligation under any Tax sharing, indemnity or similar agreement or arrangement or (C) as a result of transferee or successor liability, whether imposed by Law, contractual arrangement or otherwise.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any Governmental Authority relating to Taxes.

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“Third Party Claim” means a pending or threatened claim asserted by a third party or the commencement of any Action by a third party in respect of which indemnification shall be sought hereunder.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, recording, stamp, gains and similar Taxes, together with all interest, penalties, service fees and additions imposed by any Governmental Authority with respect to such amounts and any interest in respect of such penalties and additions.

“Trust” has the meaning set forth in the Preamble.

“Trust Agreement” has the meaning set forth in the Preamble.

"UMG" has the meaning set forth in the Preamble.

“USOUS” has the meaning set forth in the Preamble.

“Vessel” means the ocean freight barge “Mary Turner” (O.N. 646730) together with all machinery, engines, instruments, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment (other than personal computers and company-specific data, Leased Equipment and personal gear, which USUOS shall remove from the Vessel prior to Closing Date), inventory, stores, spare parts and all other appurtenances used in or relating to the Vessel, whether or not on board, and fuel, lubricant and bunkers on board the Vessel.

“Vessel Stores and Equipment” means such additional outfit, furniture, furnishings, appliances, spare and replacement parts, tools and stores, whether on board or on shore, provided by Seller for the operation of the Vessel that is the property of Seller pursuant to Section 5(a) of the Demise Charter.

ARTICLE II
PURCHASE AND SALE

Section 2.1.                      Purchase of Vessel. Subject to Section 2.2, upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of all Seller Liens, all of Seller's right, title and interest in and to the Vessel and the Vessel Stores and Equipment.  None of Seller’s assets other than the Vessel and the Vessel Stores and Equipment shall be sold to Purchaser pursuant to this Agreement.

Section 2.2.                      No Assumed Liabilities. Seller shall retain and shall be responsible for paying, performing and discharging when due, and Purchaser and its Affiliates shall not assume or have any responsibility for, any and all Liabilities of Seller, whether arising prior to, on or after the Closing Date.  Notwithstanding anything herein to the contrary, Liabilities of Seller shall exclude any Liabilities given rise to by the acts or omissions of the Purchaser Indemnified Parties, whether arising prior to, on or after the Closing Date.

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ARTICLE III
PURCHASE PRICE; CLOSING

Section 3.1.                      Purchase Price. The purchase price for the Vessel shall be ELEVEN MILLION FIVE HUNDRED NINETY SEVEN THOUSAND THREE HUNDRED SEVENTY FIVE DOLLARS (US$ 11,597,375.00) (the “Purchase Price”).

Section 3.2.                      Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 30 Rockefeller Plaza, New York, New York 10112, simultaneously with the execution of this Agreement (the date of the Closing being referred to herein as the “Closing Date.”)  All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 3.3.                      Closing Deliveries of Seller. At the Closing, Seller shall deliver (or cause to be delivered) to Purchaser each of the following:

(a)           a bill of sale transferring the Vessel to Purchaser, duly executed by Seller and recordable by the National Vessel Documentation Center, in the form of Coast Guard Form CG-1340 attached hereto as Exhibit A;

(b)           a certificate of delivery and acceptance in the form attached hereto as Exhibit B, duly executed by Seller;

(c)           proof of removal of the Vessel under the Demise Charter;

(d)           releases, including termination statements under the Uniform Commercial Code of any financing statements filed against the Vessel evidencing discharge, removal and termination of all Liens to which the Vessel is subject;

(e)           a Certificate of Ownership of Vessel for the Vessel issued by the National Vessel Documentation Center on Coast Guard Form CG-1330;

(f)           an Abstract of Title for the Vessel issued by the National Vessel Documentation Center on Coast guard Form CG-1332;

(g)           a certificate of the Secretary of Seller, dated the Closing Date, as to the due authorization by Seller of this Agreement, the Ancillary Agreements and all other documents contemplated hereby and thereby, the transactions contemplated hereby and thereby and the directions to the Trustee to consummate the transactions contemplated hereby and thereby, and

(h)           evidence satisfactory to Purchaser that any Consents required to be obtained by Seller in connection with the execution and performance of this Agreement by Seller have been obtained.

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Section 3.4.                      Closing Deliveries of Purchaser. At the Closing, Purchaser shall deliver to Seller (or cause to be delivered) each of the following:

(a)           the Purchase Price by wire transfer of immediately available funds to an account designated by Seller;

(b)           a certificate of delivery and acceptance in the form attached hereto as Exhibit B, duly executed by Purchaser;

(c)           a certificate of the secretary of Purchaser, dated the closing date, setting forth the resolutions of the board of directors of Purchaser approving this Agreement, the Ancillary Agreements and all other documents contemplated hereby and thereby, and authorizing the transactions contemplated hereby and thereby; and

(d)           evidence satisfactory to Seller that any Consents required to be obtained by Purchaser in connection with the execution and performance of this Agreement by Purchaser have been obtained.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser as follows:

Section 4.1.                      Legal Existence and Organization; Citizenship and Coastwise Endorsements. The Trust is validly existing under the laws of the State of Connecticut.  Seller is a “citizen of the United States” within the meaning of 46 U.S.C. § 50501 for the purpose of owning and operating the Vessels in the coastwise trades of the United States.

Section 4.2.                      Legal Power; Authorization; Enforceable Obligations.  Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller.  This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller.  This Agreement and the Ancillary Agreements are enforceable against Seller in accordance with their terms, except as limited by the General Enforceability Exceptions.

Section 4.3.                      No Conflict; Required Filings and Consents.

(a)           Neither the execution and delivery of this Agreement and the Ancillary Agreements by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby, nor compliance by Seller with any of the provisions hereof and thereof, will (i) conflict with or result in a breach any provisions of the Trust Agreement or other governing documents of Seller, (ii) constitute or result in the breach or violation of any term, condition or provision of, or constitute a default under (without regard to requirements of notice, passage of time or elections of any Person), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon the Vessel, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which Seller is a party, (iii) violate any Order, Permit or Law applicable to Seller or give any third party or Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit held by Seller, or (iv) give any Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedies or obtain any relief under any Laws or Orders to which Seller may be subject.

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(b)           No Consent is necessary for the consummation by Seller of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.4.                      No Third Party Options; No Contractual Obligations.

(a)           Except for the Demise Charter, the Lease Back Agreement, and the Trust Agreement, Seller is not party to any existing (written or oral) agreements, options, commitments or rights with, of or to any person to acquire the Vessel or any interest in or rights to the Vessel.

(b)           Except for the Demise Charter, neither Seller nor any of its Affiliates are party to any charter agreement, contract of affreightment or other agreement (written or oral) which either (i) provides for the use of the Vessel by or for the benefit of, or the transport of goods of, any Person or (ii) restricts or limits the use or operation of the Vessel in any manner or in any geographic region.

Section 4.5.                      Title to Vessel. Seller has such title to the Vessel as it is received under the Lease Back Agreement, and hereby conveys the Vessel “as is,” “where is,” without recourse or warranty of any kind, provided that the Vessel is free and clear of any Seller Liens.

Section 4.5                       Condition of Vessel. The Vessel is being purchased “as is,” “where is,” in whatever condition the Vessel may be in on the date of the Closing.  SELLER IS NOT A MANUFACTURER OF OR DEALER IN ANY VESSELS, AND THE SELLER HAS NOT INSPECTED THE VESSEL PRIOR TO DELIVERY TO AND ACCEPTANCE BY PURCHASER.  SELLER HAS NOT MADE, AND SHALL NOT, BY VIRTUE OF HAVING SOLD THE VESSEL, BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY EXPRESS OR IMPLIED, NOW OR HEREAFTER, AS TO ANY MATTER WHATSOEVER INCLUDING, WITHOUT LIMITATION, THE MERCHANTABILITY, VALUE, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, DESIGN OR CONDITION OF, ANY PATENT INFRINGEMENT OF, OR LATENT DEFECT (WHETHER OR NOT DISCOVERABLE) IN, OR AS TO THE QUALITY OF, THE VESSEL OR THE MATERIAL OR WORKMANSHIP IN THE VESSEL.  THE VESSEL IS SOLD TO PURCHASER “AS IS, WHERE IS” AND “WITH ALL FAULTS”.  Seller disclaims any liability to Purchaser with respect to the condition of the Vessel, including, without limitation, any liability in tort or arising from negligence, strict liability or for loss or interruption of use, profit or business or other consequential injury, and Purchaser waives, releases, renounces and disclaims expectation of or reliance upon any such warranty or warranty.

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Section 4.6.                      Litigation.  There is no Action pending or to Seller’s knowledge threatened in writing against Seller or any of its Affiliates affecting the Vessel or that seeks to delay or prevent the consummation of this Agreement or any other Ancillary Agreements or any action taken or to be taken hereby or thereby.

Section 4.7.                      Compliance with Laws.

(a)           Seller is, and has been, in material compliance with all Laws and Orders applicable to Seller’s ownership of the Vessel.

(b)  Seller has received no written notification or other notification or communication from any Governmental Authority or other Person asserting that Seller is not in compliance with any Law or Order applicable to Seller’s ownership of the Vessel and no facts relating to Seller and/or the Vessel exist which could reasonably give rise to any claim that any such violation exists.

(c)           (i) There is no pending or, to Seller's knowledge, threatened investigation, audit, review or other examination of Seller with respect to Seller’s ownership of the Vessel by any Governmental Authority and (ii) Seller is not subject to, nor has Seller received any notice that it may become subject to, any Order, agreement, memorandum of understanding or other regulatory enforcement action or Action with respect to Seller’s ownership of the Vessel.

Section 4.8.                      No Broker.  No broker, finder, investment banker or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller as follows:

Section 5.1.                      Legal Existence and Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Purchaser is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its requires it to be so qualified.  Purchaser is a “citizen of the United States” within the meaning of 46 U.S.C. § 50501 for the purpose of owning and operating the Vessel in the coastwise trades of the United States.

Section 5.2.                      Legal Power; Authorization; Enforceable Obligation. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and all agreements and documents contemplated hereby and thereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement and the Ancillary Documents have been duly and validly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser.  This Agreement and the Ancillary Agreements are enforceable against Purchaser in accordance with their terms, except as limited by the General Enforceability Exceptions.

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Section 5.3.                      No Conflicts; Consents.

(a)           Neither the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby and thereby, nor compliance by Purchaser with any of the provisions hereof and thereof, will (i) conflict with or result in a breach of any provisions of the articles of incorporation, by-laws or other governing documents of Purchaser, (ii) constitute or result in the breach or violation of any term, condition or provision of, or constitute a default under (without regard to requirements of notice, passage of time or elections of any Person), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property of Purchaser, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which Purchaser may be subject, (iii) violate any Order, Permit or Law applicable to Purchaser or give any third party or Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit held by Purchaser, or (iv) give any Person the right to challenge any of the transactions contemplated by this Agreement and the Ancillary Agreements or to exercise any remedies or obtain any relief under any Laws or Orders to which Purchaser may be subject.

(b)           Other than the Consent of its lender, no Consent is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.4.                      No Broker. No broker, finder, investment banker or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

ARTICLE VI
COVENANTS AND AGREEMENTS

Section 6.1.                      Sale of the Other Vessel.  Seller and Purchaser acknowledge and agree that the Closing under this Agreement is contingent upon and forms a part of the consummation of the sale of the Other Vessel and payment to Seller of the aggregate Purchase Price as set forth on Appendix A of the Early Termination Agreement on the Closing Date.

Section 6.2.                      Transfer Taxes.  All Transfer Taxes which may be payable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall be borne by Purchaser.  The party responsible under applicable Law for filing any Tax Return or other documentation relating to Transfer Taxes shall file such Tax Return or other documentation at its own expense, and the non-filing party shall use commercially reasonable efforts to cooperate with the filing party and join in the execution of any such Tax Returns and other documentation, if required.

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Section 6.3.                      Use of Vessel’s Name. At any time and from time to time following the Closing, Purchaser may, at its sole discretion, change the name of the Vessel.  Notwithstanding the foregoing, following the Closing, Purchaser shall have the sole right to continue to use the name “Mary Turner” with respect to its documentation of the Vessel with the Coast Guard and its operation of the Vessel.

Section 6.4.                      Further Assurances.  At any time and from time to time following the Closing, as and when requested by Purchaser and without further consideration, Seller shall execute and deliver, or cause to be executed and delivered, such other documents and instruments and shall take, or cause to be taken, such further or other actions as Purchaser may reasonably request or as otherwise may be necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE VII
INDEMNIFICATION

Section 7.1.                      Survival.

(a)           The representations and warranties of the parties contained in this Agreement shall survive the Closing Date for a period of ninety (90) days after expiration of the statute of limitations applicable to the matters covered thereby.  The covenants and agreements of the parties contained in this Agreement shall survive the Closing Date until the date explicitly specified therein or, if not so specified, indefinitely or until the latest date permitted by Law.

(b)           Notwithstanding the preceding paragraph (a), any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Article VII shall survive the time at which it otherwise would terminate pursuant to the preceding paragraph if a good faith notice of the breach giving rise to such right of indemnification shall have been given to the party against whom indemnification may be sought prior to such time.

Section 7.2.                      Indemnification by Seller. Subject to the limitations set forth in this Article VII, Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Damages incurred or suffered by the Purchaser Indemnified Parties (whether or not involving a Third Party Claim) resulting from, in connection with or arising out of:  (a) any breach of, or inaccuracy in, any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement; (b) any breach of, or failure to perform, any covenant or agreement of Seller contained in this Agreement or any Ancillary Agreement; (c) any and all Liabilities of Seller, including Liabilities arising out of the ownership of the Vessel prior to the Closing, other than Liabilities given rise to by the acts or omissions of Purchaser Indemnified Parties; or (d) any and all Actions against any Purchaser Indemnified Parties that relate to the Vessel if the principal event giving rise thereto occurred prior to the Closing, other than Actions given rise to by the acts or omissions of the Purchaser Indemnified Parties. Nothing set forth in this Agreement shall be deemed to release, waive or diminish any indemnification obligations of Charterer to Seller under the Demise Charter.

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Section 7.3.                      Indemnification by Purchaser.Subject to the limitations set forth in this Article VII, Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages incurred or suffered by the Seller Indemnified Parties (whether or not involving a Third Party Claim) resulting from, in connection with or arising out of:  (a) any breach of, or inaccuracy in, any representation or warranty of Purchaser contained in this Agreement or any Ancillary Agreement; (b) any breach of, or failure to perform, any covenant or agreement of Purchaser, including Liabilities contained in this Agreement or any Ancillary Agreement; (c) any and all Liabilities of Purchaser, including Liabilities arising out of the ownership and operation of the Vessel after the Closing, other than Liabilities given rise to by the acts or omissions of the Seller Indemnified Parties; or (d) any and all Actions against any Seller Indemnified Parties that relate to the Vessel if the principal event giving rise thereto occurred after the Closing, other than Actions given rise to by the acts or omissions of the Seller Indemnified Parties.

Section 7.4.                      Limitations on Indemnification. The maximum aggregate liability of Seller under Section 7.2 shall not exceed the Purchase Price.

Section 7.5.                      Procedure for Third Party Claims.

(a)           Notice.  Promptly after an Indemnified Party has received notice or has knowledge of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party written notice (a “Claim Notice”) describing in reasonable detail the nature and basis of the Third Party Claim and, if ascertainable, the amount in dispute under the Third Party Claim; provided, however, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations to provide indemnification hereunder except to the extent (and only to the extent) that the Indemnifying Party shall have been adversely prejudiced by such failure.

(b)           Defense.  Subject to the limitations set forth in this Section 7.5(b), in the event of a Third Party Claim, the Indemnifying Party shall have the right (exercisable by written notice to the Indemnified Party within ten (10) days after the Indemnified Party has given a Claim Notice of the Third Party Claim) to elect to conduct and control, through counsel of its choosing and at the Indemnifying Party’s sole cost and expense, the defense, compromise or settlement of the Third Party Claim if the Indemnifying Party (i) has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnifying Party shall provide indemnification to the Indemnified Party in respect thereof; provided, however, that the Indemnified Party may participate therein through separate counsel chosen by it and at its sole cost and expense.  Notwithstanding the foregoing, if (A) the Indemnifying Party shall not have given notice of its election to conduct and control the defense of the Third Party Claim within such 15 day period, (B) the Indemnifying Party shall fail to conduct such defense diligently and in good faith, (C) the Indemnified Party shall reasonably determine on written advice of outside counsel that use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, or (D) the Third Party Claim is for injunctive, equitable or other non-monetary relief against the Indemnified Party, then in each such case the Indemnified Party shall have the right to control the defense, compromise or settlement of the Third Party Claim with counsel of its choice at the Indemnifying Party’s sole cost and expense.  In connection with any Third Party Claim, from and after delivery of a Claim Notice, the Indemnifying Party and the Indemnified Party shall, and shall cause their respective Affiliates and representatives to, cooperate fully in connection with the defense or prosecution of such Third Party Claim, including furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party or the Indemnified Party in connection therewith.  In addition, the party controlling the defense of any Third Party Claim shall keep the non-controlling party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto.

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(c)           Settlement Limitations.  Except as set forth below, no Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, (A) the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim, provided that in such event the Indemnified Party shall waive all rights against the Indemnifying Party to indemnification under this Article VII with respect to such Third Party Claim unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent shall have been unreasonably withheld, conditioned or delayed; and (B) the Indemnifying Party shall have the right to consent to the entry of a judgment or enter into a settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party if the judgment or settlement (x) involves only the payment of money damages (all of which will be paid in full by the Indemnifying Party concurrently with the effectiveness thereof), (y) will not encumber any of the assets of the Indemnified Party and will not contain any restriction or condition that would apply to or adversely affect the Indemnified Party or the conduct of its business, and (z) includes, as a condition to any settlement or other resolution, a complete and irrevocable release of the Indemnified Party from all liability in respect of such Third Party Claim and includes no admission of wrongdoing.

(d)           Reimbursement.  Damages shall be reimbursed by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices with respect to such Damages are received by the Indemnifying Party.

Section 7.6.                      Exclusive Remedy.  From and after the Closing, except for remedies for injunctive or equitable relief, claims for fraud or intentional misrepresentation or as otherwise expressly provided in this Agreement or the Ancillary Agreements, the indemnification rights set forth in this Article VII shall be the sole and exclusive remedy for any claim arising out of this Agreement or the Ancillary Agreements.

Section 7.7.                      Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes.  In the event that any Governmental Authority successfully asserts that such indemnification payments are taxable, then such indemnification payments shall be made on an after-Tax basis.

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Section 7.8.                      Effect of Investigation. The right of any Indemnified Party to indemnification, payment of Damages and other remedies provided for herein based on a breach of any representation, warranty, covenant or agreement of any party contained in or made pursuant to this Agreement or Ancillary Agreement shall not be deemed waived or otherwise affected by any information furnished to, any investigation conducted by, or any knowledge of, any Indemnified Party.

Section 7.9.                      No Punitive Damages. Notwithstanding anything herein to the contrary, no party shall be entitled to payment for an indemnification claim under this Article VII to recover punitive damages of any nature.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1.                      Notices. All notices, requests, claims, demands or other communications required or permitted hereunder shall be in writing signed by or on behalf of the party making the same, and shall be deemed given or delivered (w) when delivered personally, (x) if sent from within the United States by registered or certified mail, postage prepaid, return receipt requested, on the third (3rd) Business Day after mailing, (y) if sent by messenger or reputable overnight courier service, when received or (z) if sent by facsimile, when transmitted and confirmed during normal business hours (or, if delivered after the close of normal business hours, at the beginning of business hours on the next business day); and shall be addressed to each party at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.1):

(a)           If to Purchaser, to:

c/o Rand Logistics, Inc.
500 Fifth Avenue, 50th Floor
New York, NY 10110
Tel:  (212) 644-3450
Fax: (212) 644-6262
Attention:  President

With a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Tel: (212) 940-8800
Fax: (212) 940-8776
Attention:  Todd J. Emmerman, Esq.

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(b)           If to Seller, to:

U.S. Bank National Association
225 Asylum Street, 23rd Floor
Hartford, CT  06103
Tel: 860-241-6817
Fax: :  860-241-6897
Attention:  Elizabeth C. Hammer / Mary Turner

With a copy (which shall not constitute notice) to:

Shipman & Goodwin, LLP
One Constitution Plaza
Hartford, CT 06103-1919
Tel: 860-251-5918
Fax: 860 251-5212
Attention:  Leslie L. Davenport, Esq.

With an additional copy (which shall not constitute notice) to:

GATX Corporation
Four Embarcadero Center, Suite 2100
San Francisco, CA 94111
Tel: 415-955-3477
Fax: 415-955-3444
Attention:  Jeanne Sexton

Section 8.2.                      Execution in Counterparts. This Agreement may be executed in any number of original, facsimile or portable document format “PDF” counterparts, each of which shall have the same legal effect as an original, but all of which together shall constitute one and the same instrument.

Section 8.3.                      Expenses. Except as otherwise provided in this Agreement and hereunder, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 8.4.                      Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by an authorized representative of each party, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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Section 8.5.                      Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 8.6.                      Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder may be assigned, delegated or otherwise transferred by such party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment, delegation or other transfer without such consent shall be null and void; provided, however, that at and after the Closing, Purchaser may collaterally assign its rights and interests hereunder, without the consent of Seller, to any lender.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 8.7.                      No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any third party, other than the parties hereto and their respective successors and assigns permitted by Section 8.6, any right, remedy or claim under or by reason of this Agreement.

Section 8.8.                      Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party on or after the Closing Date without the prior consent (which consent shall not be unreasonably withheld) of the other party, except in the event as such release or announcements may be required by law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 8.9.                      Governing Law; Arbitration; Direct Claims.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule.

(b)           Any dispute, controversy or claim directly or indirectly relating to or arising out of this agreement shall be submitted to binding arbitration in New York, New York with The Society of Maritime Arbitrators, Inc. in accordance with the rules and procedures thereof.  Notwithstanding the foregoing, the parties to this agreement hereby acknowledge and agree that each shall be entitled to utilize the courts within the State of New York for the purposes of obtaining injunctive relief or other equitable remedies in order to avoid irreparable harm to such party that might otherwise result from delays caused by the arbitration process.  The award in the arbitration shall be final and binding and judgment thereon may be entered in any court having jurisdiction.  The costs and expenses (including reasonable attorney’s fees) of the prevailing party shall be borne and paid by the party that the arbitrator, or arbitrators, determine is the non-prevailing party.  Seller and Purchaser each hereby agree and consent to personal jurisdiction and venue in any federal or state court within the State of New York in connection with any action brought to enforce an award in arbitration.

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(c)           In the event an Indemnified Party shall have a claim for indemnification hereunder that does not involve a Third Party Claim, the Indemnified Party shall, as promptly as practicable, deliver to the Indemnifying Party a written notice that contains (a) a description and the amount (the “Claimed Amount”) of any Damages incurred or suffered by the Indemnified Party, (b) a statement that the Indemnified Party is entitled to indemnification under Article VII and a reasonable explanation of the basis therefore, and (c) a demand for payment by the Indemnifying Party.  Within 30 days after delivery of such written notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by payment by the Indemnifying Party of the Agreed Amount), or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount.  If the Indemnifying Party contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute as promptly as practicable.  If such dispute is not resolved within 30 days following the delivery by the Indemnifying Party of such response, the Indemnified Party and the Indemnifying Party shall each have the right to submit such dispute to arbitration in accordance with the provisions of subsection (b) of this Section 8.9.

Section 8.11.                      Headings. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.12.                      Number and Gender. Whenever the context of this Agreement requires, words used in the singular shall be construed to include the plural and vice versa, and pronouns of whatsoever gender shall be deemed to include and designate the masculine, feminine, or neuter gender.

Section 8.13.                      Specific Performance. Each party agrees that if any of the provisions of this Agreement were not performed by Purchaser, on the one hand, or Seller, on the other hand, in accordance with their specific terms or were otherwise breached by such parties, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the non-breaching party will be entitled to specific performance of the terms hereof.  Each parties waives any requirement for the posting of a bond in connection with any Action seeking specific performance; provided, however, that nothing herein will affect the right of any party to seek recovery against any party hereto, at law, in equity or otherwise, with respect to any covenants, agreements or obligations to be performed by such party after the Closing Date.

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Section 8.14.                      Entire Agreement; Integration. This Agreement (including the Schedules and Exhibits) and the Ancillary Agreements (a) constitute the entire agreement and understanding among the parties with respect to the subject matter contained herein, and (b) supersede any and all prior and/or contemporaneous agreements and understandings, both written and oral, among the parties with respect to such subject matter.

Section 8.15.                      Limitation of Liability.  It is understood and agreed that Seller is entering into this Agreement solely in its capacity as trustee under the Trust Agreement and that all of the representations, warranties, undertakings and agreements by and for the purpose of binding the Trust are not the responsibility of the Seller individually but are intended solely for the purpose of binding the Trust and that the Seller shall not be liable or accountable in its individual capacity in any circumstances whatsoever except as otherwise expressly provided in this Agreement or in the Trust Agreement.  It is further agreed that all persons having any claims against the Trust as a result of the transactions contemplated by this Agreement shall look solely to the Trust for satisfaction thereof, except as provided in the first sentence of this Section 8.15.

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IN WITNESS WHEREOF, each party has caused this Asset Purchase Agreement to be duly executed and delivered as of the date first written above.

GRAND RIVER NAVIGATION COMPANY, INC.

By:	/s/ Joseph W. McHugh, Jr.
Name:	Joseph W. McHugh, Jr.
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee of the GTC Connecticut Statutory Trust

By:	/s/ Elizabeth C. Hammer
Name:	Elizabeth C. Hammer
Title:	Vice President

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